Exhibit 10.3: Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

SARS Corporation,

Environmental Insulation, Inc.

EI Acquisition Corp.,

ESDD, LLC,

ESDD Acquisition Corp.,

Alternatech, Inc.,

Alternatech Acquisition Corp.,

Swank Enterprises, Inc. d/b/a Art and Print, Inc.,

A&P Acquisition Corp.,

Associated Mechanical, Inc.,

AMI Acquisition Corp.,

R.J. Power Plumbing & Heating Company,

and

RJP Acquisition Corp.

Dated as of May 22, 2009

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 21, 2009, by and among SARS Corporation (“SARS”), a corporation formed under the laws of the State of Nevada, and/or its assignees, Environmental Insulation, LLC (“EI”), a limited liability company formed under the laws of Nevada, EI Acquisition Corp. (the “EI Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS, ESDD, LLC (“ESDD”), a limited liability company formed under the laws of the State of Tennessee, ESDD Acquisition Corp., a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS (the “ESDD Merger Sub”), Alternatech, Inc. (“Alternatech”), a corporation formed under the laws of the State of Illinois, Alternatech Acquisition Corp. (the “Alternatech Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS, Associated Mechanical, Inc. (“AMI”), a corporation formed under the laws of the State of Illinois, AMI Acquisition Corp. (the “AMI Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS, Swank Enterprises, Inc. (“SEI”) d/b/a Art and Print, Inc. (“A&P”), a corporation formed under the laws of the State of Illinois, A&P Acquisition Corp. (the “A&P Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS  and R.J. Power Plumbing & Heating Company (“RJP”), a corporation formed under the laws of the State of Illinois, RJP Acquisition Corp. (the “RJP Merger Sub”), a corporation to be formed under the laws of the State of Nevada and a wholly owned subsidiary of SARS.  Hereinafter, SARS, EI, EI the Merger Sub, ESDD, the ESDD Merger Sub, Alternatech, the Alternatech Merger Sub, AMI, the AMI Merger Sub, A&P, the A&P Merger Sub, RJP and the RJP Merger Sub, are individually referred to herein as a “Party” and collectively as the “Parties.”

PREAMBLE

WHEREAS, SARS proposes to acquire EI, ESDD, Alternatech, AMI, A&P, and RJP, pursuant to a merger transaction whereby, pursuant to the terms and subject to the conditions of this Merger Agreement,  EI, ESDD, Alternatech, AMI, A&P, RJP, shall become wholly owned subsidiaries of SARS through the merger of the EI Merger Sub with and into EI, through the merger of the ESDD Merger Sub with and into ESDD, through the merger of the Alternatech Merger Sub with and into Alternatech, through the merger of the AMI Merger Sub with and into AMI, through the merger of the A&P Merger Sub with and into A&P and through the merger of the RJP Merger Sub with and into RJP (the “Merger”).  Hereinafter, EI, ESDD, Alternatech, AMI, A&P and RJP shall collectively be referred to in this Merger Agreement as the “Acquisition Entities,” as if they were the same entity, and for purposes this Merger Agreement, be deemed to be the same entity; and the EI Merger Sub, the ESDD Merger Sub, the Alternatech Merger Sub, the AMI Merger Sub, the A&P Merger Sub and the RJP Merger Sub shall be collectively referred to in this Merger Agreement as the “Merger Subs,” as if they were the same entity, and for purposes of this Merger Agreement, be deemed to be the same entity;

WHEREAS, the Board of Directors of SARS has (i) determined that the Merger with the Acquisition Entities is advisable and in the best interests of SARS and of SARS’ stockholders and presents an opportunity to achieve long-term strategic and financial benefits; (ii) approved the Merger and this Merger Agreement; and (iii) determined to recommend that SARS approve the Merger and approve and adopt this Merger Agreement;

WHEREAS, the respective Boards of Directors of the Acquisition Entities have (i) determined that a Merger with SARS is advisable and in the best interests of the Acquisition Entities and their stockholders and presents an opportunity to achieve long-term strategic and financial benefits; (ii) approved the Merger and this Merger Agreement; and (iii) determined to recommend that the stockholders of the Acquisition Entities to approve the Merger and approve and adopt this Merger Agreement; and

WHEREAS, in the Merger, one hundred percent (100%) of all issued and outstanding shares of capital stock and member units of the Acquisition entities shall be exchanged (the “Share Exchange”) for Two Million Five Hundred U.S. Dollars ($2,500,000) and thirty million (30,000,000) shares of restricted common stock of SARS (the “Merger Shares”), which Merger Shares, when issued pursuant to the Share Exchange, shall represent approximately, but no less than,  seventy five percent (75%) of the voting power of SARS after the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

CERTAIN DEFINITIONS

As used in this Merger Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties or the Merger.

“Knowledge” means, in the case of SARS and the Acquisition Entities, a particular fact or other matter of which its Chief Executive Officer or the Chief Financial Officer or Managers is actually aware or which a prudent individual serving in such capacity could be expected to discover or otherwise become aware of in the course of conducting a diligent review or investigation of the corporation and its business and affairs.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would have a materially adverse effect on the assets, liabilities, business, prospects, condition (financial, or otherwise), or results of operations of such entity or group of entities, taken as a whole.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Surviving Entity” or “Surviving Entities” shall mean the Acquisition Entities as the surviving entity or surviving entities in the Merger as provided in Section 1.05.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i) any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign);

(ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period; and

(iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, and claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE I
THE TRANSACTIONS

SECTION 1.01                                THE SHARE EXCHANGE

Consideration.                                On the Closing Date, (as hereinafter defined), the Share Exchange shall be consummated, in which the Acquisition Entities shall exchange one hundred percent (100%) of all issued and outstanding shares of the capital stock and member units of the Acquisition Entities, collectively referred to as the “Exchange Shares,” and all of the assets of the Acquisition Entities, in exchange for the following consideration, according to the following terms:

(a)           SARS shall raise, and upon receipt, shall tender up to Two Million Five Hundred Thousand U.S. Dollars ($2,500,000), which shall be secured in connection with the Execution (defined herein, below) and the Closing (defined herein, below) in order to satisfy certain identified liabilities, provide working capital and facilitate the restructuring of the balance sheets for the Surviving Entities resulting from the Merger (the “Financing”).  The Financing shall be a condition subsequent to the Closing;

(b)           The Acquisition Entities shall receive thirty million (30,000,000) shares of SARS’ restricted common stock shares, on a pro rata basis, otherwise known herein as the “Merger Shares”;

(c)           Following the Closing Date, the Parties will undertake, to the best of their abilities, to release Mark and Susan Swank from their personal guarantees for lines of credit for and/or loans to the Acquisition Entities.  However, the Parties acknowledge that the release of Mark and Susan Swank from their personal guarantees for lines of credit for and/or loans to the Acquisition Entities shall be subject to the final approval and acceptance by the bank(s) associated with the lines of credit for and/or loans to the Acquisition Entities;

(d)           The Parties agree to enter into an “earn-out” arrangement, such that upon the Acquisition Entities’ achievement of mutually agreed upon gross revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) dollar figures, the Acquisition Entities shall allocate  a fixed dollar amount to retire certain lines of credit for and/or loans to the Acquisition Entities;

(e)           Post Closing, in the event the Financing does not occur, any of the Exchange Shares have been delivered to SARS shall be immediately returned to the Acquisition Entities;

(f)           Subject to the Financing, SARS shall assume the liabilities of the Acquisition Entities, as disclosed on Schedule 1.01 (e) attached hereto, which are estimated to equal approximately Eight Million Seven Hundred Seventy Five Thousand U.S. Dollars ($8,775,000), which estimate is subject to confirmation resulting from the completion the due diligence process as conducted by the Parties, prior to the Closing Date.  Schedule 1.01 shall be amended and revised, subject to customary due diligence, and a final copy shall be provided to SARS prior to the Closing; and

(g)           Subject to the Financing, SARS shall secure a credit facility to effectuate the assumption of certain liabilities as agreed between the Parties, in order to consolidate such liabilities into one (1) central credit facility.

SECTION 1.02                                THE MERGER

Upon the terms and subject to the conditions set forth in this Merger Agreement and in accordance with the Nevada Revised Statutes, Tennessee Limited Liability Company Act and the Illinois Business Corporation Act of 1983, at the Effective Time (defined herein, below), all the Exchange Shares shall be cancelled and converted into the right to receive the Merger Shares.  In connection therewith, the following terms shall apply:

(a)           Exchange Agent.   Legal counsel for SARS (The Otto Law Group, PLLC) shall act as the exchange agent (the “Exchange Agent”) for the purpose of exchanging the Exchange Shares for the Merger Shares.   At or prior to the Closing, SARS shall deliver to the Exchange Agent the Merger Shares.

(b)           Conversion of Securities.

(i)           Conversion of Acquisition Entities’ Securities.  At the Effective Time (defined herein, below), by virtue of the Merger and without any action on the part of SARS, the Acquisition Entities and the Merger Subs or the holders of any of their respective securities agree to the following:

(1)           Each of the issued and outstanding shares the Exchange Shares, immediately prior to the Effective Time (defined herein, below), shall be converted into and represent the right to receive, and shall be exchangeable for a pro rata allocation the Merger Shares.

(2)           All of the Exchange Shares shall no longer be outstanding and shall automatically be canceled, retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.02 upon the surrender of such certificate in accordance with Section 1.08, without interest.  No fractional shares may be issued; but each fractional share that would result from the Merger will be rounded to the nearest number of whole shares.

(3)           The Merger Shares acquired in the Share Exchange shall represent, when issued, the equivalent of approximately, but no less than, seventy five percent (75%) of SARS’ issued and outstanding common stock at the Effective Time (defined, herein below).

(ii)           Conversion of Merger Sub Stock.  At the Effective Time (defined, herein below), by virtue of the Merger and without any action on the part of the Acquisition Entities and Merger Subs and SARS, or the holders of any of their respective securities, each share of capital stock of the Merger Subs outstanding, immediately prior to the Effective Time (defined herein, below), shall be converted into one (1)  unit of EI membership units, one (1) unit of ESDD membership units, one (1) share of capital stock of Alternatech, one (1) share of the capital stock of AMI, one (1) share of capital stock of A&P and one (1) share of the capital stock of RJP, each respectively a “Surviving Entity,” (collectively referred to as the “Surviving Entities”) and the shares of capital stock of the Surviving Entities so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entities and the Surviving Entities shall be wholly owned subsidiaries of SARS.

(c)           Exemption from Registration.  The Parties intend that the issuance of the Merger Shares to the Acquisition Entities shall be exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder.

SECTION 1.03                                           EXECUTION

The execution of this Merger Agreement (the “Execution” otherwise known as the “Execution Date”) will take place at the offices of The Otto Law Group, PLLC, no later than June 25, 2009, unless otherwise extended by a signed written Merger Agreement of the Parties.

SECTION 1.04                                           CLOSING

The closing of the Share Exchange and the Merger (the “Closing” or the “Closing Date”) will take place no later than June 25, 2009, at the offices of The Otto Law Group, PLLC, within one (1) business day following the satisfaction or waiver of the covenants set forth in Article IV, and the conditions precedent set forth in Article V, or at such other date as SARS and the Acquisition Entities shall agree, but in any event no later than June 30, 2009 unless otherwise extended by a signed written Merger Agreement of the Parties.  The Parties reserve the right to mutually agree to the extension of the Closing Date for two (2) thirty (30) day periods, for an aggregate of sixty (60) days (the “Extension”).

SECTION 1.05                                           MERGER EFFECTIVE TIME.

The Effective Time (the “Effective Time”) shall occur upon the date of filing the Certificates of Merger with the requisite Secretary of State’s office, with respect to the individual entities involved, as described below.  The date on which the Effective Time occurs is referred to as the “Effective Date.”  Provided that this Merger Agreement has not been terminated pursuant to Article VI, the Parties will cause the Certificate of Merger to be filed with the respective Secretary of State’s office as soon as practicable after the Closing.

(a) EI Merger Sub.                                           At the Effective Time and subject to and upon the terms and conditions of this Merger Agreement, the EI Merger Sub shall, and SARS shall cause the EI Merger Sub, to merge with and into EI in accordance with the provisions of the Nevada Revised Statutes the separate corporate existence of the EI Merger Sub shall cease and EI shall continue as the Surviving Entity.  The Effective Time shall occur upon the filing with the Nevada Secretary of State, executed in accordance with the applicable provisions of the Nevada Secretary of State.

(b) ESDD Merger Sub.                                                      At the Effective Time and subject to and upon the terms and conditions of this Merger Agreement, the ESDD Merger Sub shall, and SARS shall cause the ESDD Merger Sub, to merge with and into ESDD in accordance with the provisions of the Nevada Revised Statutes and the Tennessee Limited Liability Company Act, the separate corporate existence of the ESDD Merger Sub shall cease and ESDD shall continue as the Surviving Entity.  The Effective Time shall occur upon the filing with the Nevada Secretary of State and the Tennessee Department of State a Certificate of Merger, executed in accordance with the applicable provisions of the Tennessee Department of State.

(c) Alternatech Merger Sub.                                                                At the Effective Time and subject to and upon the terms and conditions of this Merger Agreement, the Alternatech Merger Sub shall, and SARS shall cause the Alternatech Merger Sub, to merge with and into Alternatech in accordance with the provisions of the Nevada Revised Statutes and the Illinois Business Corporation Act of 1983 the separate corporate existence of the Alternatech Merger Sub shall cease and Alternatech shall continue as the Surviving Entity.  The Effective Time shall occur upon the filing with the Nevada Secretary of State and the Illinois Secretary of State a Certificate of Merger, executed in accordance with the applicable provisions of the Illinois Secretary of State.

(d) AMI Merger Sub.                                           At the Effective Time and subject to and upon the terms and conditions of this Merger Agreement, the AMI Merger Sub shall, and SARS shall cause the AMI Merger Sub, to merge with and into AMI in accordance with the provisions of the Nevada Revised Statutes and the Illinois Business Corporation Act of 1983 the separate corporate existence of the AMI Merger Sub shall cease and AMI shall continue as the Surviving Entity.  The Effective Time shall occur upon the filing with the Nevada Secretary of State and the Illinois Secretary of State a Certificate of Merger, executed in accordance with the applicable provisions of the Nevada Secretary of State and the Illinois Secretary of State.

(e)  A&P Merger Sub.                                           At the Effective Time and subject to and upon the terms and conditions of this Merger Agreement, the A&P Merger Sub shall, and SARS shall cause the A&P Merger Sub, to merge with and into A&P in accordance with the provisions of the Nevada Revised Statutes and the Illinois Business Corporation Act of 1983 the separate corporate existence of the A&P Merger Sub shall cease and A&P shall continue as the Surviving Entity.  The Effective Time shall occur upon the filing with the Nevada Secretary of State and the Illinois Secretary of State a Certificate of Merger, executed in accordance with the applicable provisions of the Nevada Secretary of State and the Illinois Secretary of State.

(f)           RJP Merger Sub.                                           At the Effective Time and subject to and upon the terms and conditions of this Merger Agreement, the RJP Merger Sub shall, and SARS shall cause the RJP Merger Sub, to merge with and into RJP in accordance with the provisions of the Nevada Revised Statutes and the Illinois Business Corporation Act of 1983 the separate corporate existence of the RJP Merger Sub shall cease and RJP shall continue as the Surviving Entity.  The Effective Time shall occur upon the filing with the Nevada Secretary of State and the Illinois Secretary of State a Certificate of Merger, executed in accordance with the applicable provisions of the Illinois Secretary of State.

SECTION 1.06                                EFFECT OF THE MERGER.

The Merger shall have the effect set forth in and by the Nevada Revised Statute §92A, the Tennessee Department of State and Illinois Compiled Statute §805 ILCS 5/11.25.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Acquisition Entities and Merger Subs shall vest in each company’s respective Surviving Entity, and all debts, liabilities and duties of the Acquisition Entities and Merger Subs shall become the debts, liabilities and duties of each company’s respective Surviving Entity.

SECTION 1.07	CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS	AND OFFICERS

Pursuant to the Merger:

(a)           The Certificate of Incorporation and Bylaws of the Acquisition Entities, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Entities immediately following the Merger.

(b)           The members, directors and officers of the Acquisition Entities immediately prior to the Merger shall be the directors and officers of the Surviving Entities following the Merger.

SECTION 1.08	RESTRICTIONS ON RESALE

(a)           The Exchange Shares issued pursuant to the Share Exchange and the Merger Shares will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until:  (i) a registration statement with respect to such securities is declared effective under the Securities Act; or (ii) SARS receives an opinion of counsel for the Shareholders, reasonably satisfactory to counsel for SARS, stating that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Merger Shares which are being issued to the shareholders shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR SARS CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR SARS CORPORATION THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

SECTION 1.09                                EXCHANGE OF CERTIFICATES.

(a)           Surrender of Shares.  Upon the Effective Time, the Acquisition Entities shall be required to surrender all the Exchange Shares to the Exchange Agent, and each shall be entitled upon such surrender to receive, respectively, in exchange therefore certificates representing the pro rata number of Merger Shares, which shall be disclosed on Schedule 1.09 prior to the Closing and attached hereto, into which the Exchange Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Merger Agreement.  Until so surrendered, each outstanding certificate which, prior to the Effective Time, representing the Exchange Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Merger Shares for which such Exchange Shares have been so exchanged.  No dividend payable to holders of the Merger Shares of record as of any date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, representing the Exchange Shares, until such certificate or certificates representing the Exchange Shares together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b)           Full Satisfaction of Rights.  All Merger Shares for which the Exchange Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the Exchange Shares.

(c)           Exchange of Certificates.  All certificates representing the Exchange Shares converted into the right to receive Merger Shares pursuant to this Article I shall be furnished to SARS subsequent to delivery thereof to the Exchange Agent pursuant to this Merger Agreement.

(d)           Closing of Transfer Books.  On the Effective Date, the stock transfer book of the Acquisition Entities shall be deemed to be closed and no transfer of the Exchange Shares shall thereafter be recorded thereon.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SARS

SARS and where applicable, the  Merger Subs hereby jointly and severally represent and warrant to the Acquisition Entities, as of the date of this Merger Agreement, as of the Closing Date and as of the Effective Time, as follows:

SECTION 2.01                                ORGANIZATION, STANDING AND POWER

SARS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has corporate power and authority to (i) conduct its business as presently conducted by it, (ii) to enter into and perform this Merger Agreement; and (iii) to carry out the transactions contemplated by this Merger Agreement.  The EI Merger Sub is a corporation to be formed under the laws of the State of Nevada, and will have the corporate power and authority to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  The ESDD Merger Sub is a corporation to be formed under the laws of the State of Nevada, and will have the corporate power and authority to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  The Alternatech Merger Sub is a corporation to be formed under the laws of the State of Nevada, and will have the corporate power and authority to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement. The AMI Merger Sub is a corporation to be formed under the laws of the State of Nevada, and will have the corporate power and authority to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  In addition, the A&P Merger Sub is a corporation to be formed under the laws of the State of Nevada, and will have the corporate power and authority to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement. Finally, the RJP Merger Sub is a corporation to be formed under the laws of the State of Nevada, and will have the corporate power and authority to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.

SECTION 2.02                                           RELEVANT SUBSIDIARIES

(a) EI Merger Sub.  SARS will own all of the outstanding capital stock of the EI Merger Sub, a corporation to be formed under the laws of the State of Nevada and prior to the date hereof and through the Effective Date; the EI Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

(b) ESDD Merger Sub.  SARS will own all of the outstanding capital stock of the ESDD Merger Sub, a corporation to be formed under the laws of the State of Nevada and prior to the date hereof and through the Effective Date; the ESDD Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

(c)           Alternatech Merger Sub.  SARS will own all of the outstanding capital stock of the Alternatech Merger Sub, a corporation to be formed under the laws of the State of Nevada and prior to the date hereof and through the Effective Date; the Alternatech Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

(d)           AMI Merger Sub.  SARS will own all of the outstanding capital stock of the AMI Merger Sub, a corporation to be formed under the laws of the State of Nevada and prior to the date hereof and through the Effective Date; the AMI Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

(e)           A&P Merger Sub.  SARS will own all of the outstanding capital stock of the A&P Merger Sub, a corporation to be formed under the laws of the State of Nevada and prior to the date hereof and through the Effective Date; the A&P Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

(f)           RJP Merger Sub.  SARS will own all of the outstanding capital stock of the RJP Merger Sub, a corporation to be formed under the laws of the State of Nevada and prior to the date hereof and through the Effective Date; the RJP Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

SECTION 2.03                                 CAPITALIZATION

(a)           There are five hundred fifty million (550,000,000) shares of capital stock of SARS authorized, consisting of five hundred million (500,000,000) shares of common stock, $0.001 par value per share (the “SARS Common Shares”) and fifty million (50,000,000) shares of preferred stock, $0.001 per share (“SARS Preferred Shares”).  Prior to the Closing of this Merger Agreement, there will be ten million (10,000,000) SARS Common Shares issued and outstanding, and five million (5,000,000) SARS Preferred Shares issued and outstanding.  It is acknowledged, that following the Closing Date, there will be approximately forty million (40,000,000) shares of Common Stock issued and outstanding, and five million (5,000,000) shares of Preferred Stock issued and outstanding.

(b)           It is acknowledged that as of the Closing Date, the individuals named, which shall be disclosed on Schedule 2.03 and attached hereto prior to the Closing, collectively, will own of record and beneficially up to approximately thirty million (30,000,000) of the issued and outstanding SARS Common Shares, constituting seventy five percent (75%) of such shares.  Five Million (5,000,000) SARS Common Shares shall be reserved for issuance to as part of the employee stock option plan for SARS. There exist no other outstanding rights, warrants, options or agreements for the exchange of SARS Common or Preferred Shares except as provided in this Merger Agreement.

(c)           All outstanding SARS Common Shares are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law.  The Merger Shares issuable to the Acquisition Entities, on a pro rata basis, pursuant to the Merger and the Share Exchange will, when issued pursuant to this Merger Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

SECTION 2.04                                           AUTHORITY FOR MERGER AGREEMENT

The execution, delivery, and performance of this Merger Agreement by each of SARS, the Merger Subs have been duly authorized by all necessary corporate and shareholder action, and this Merger Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of each of SARS and the Merger Subs, enforceable against each of them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution and consummation of the transactions contemplated by this Merger Agreement and compliance with its provisions by SARS, the Merger Subs will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, SARS's Articles of Incorporation, the EI Merger Sub’s Certificate of Incorporation, the ESDD Merger Sub’s Certificate of Incorporation, the Alternatech Merger Sub’s Certificate of Incorporation, the AMI Merger Sub’s Certificate of Incorporation, the A&P Merger Sub’s Certificate of Incorporation, the RJP Merger Sub’s Certificate of Incorporation or any of their respective Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which SARS is a party or by which it or any of its properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to SARS and the Merger Subs.

SECTION 2.05                                           FINANCIAL CONDITION

(a) The financial statements were prepared in accordance with generally accepted accounting principles and to the best of its Knowledge fairly reflect the financial condition of SARS as of the dates stated and the results of its operations for the periods presented.

(b) Without in any manner reducing or otherwise mitigating the representations contained herein, Acquisition Entities, its legal counsel and accountants shall have the opportunity to meet with the accountants and attorneys of the SARS to discuss the financial condition of SARS during reasonable business hours and in a manner that does not interfere with the normal operation of business of SARS.  SARS shall make available to Acquisition Entities all books and records of SARS, with particular specificity, those items listed in schedule 3.04(a).

SECTION 2.06                                           CERTAIN CHANGES OR EVENTS

Since March 13, 2009, as reported in SARS’ 8-K filed by SARS with the Securities and Exchange Commission (“SEC”) and except as contemplated by this Merger Agreement:

(a)	there have been no Material Adverse Changes in the business, operations, properties, assets, or condition of SARS;

(b)           SARS has not (i) amended its Articles of Incorporation, other than to changes its name from “SARS Corporation” to “FAST Technologies, Inc.”;  (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) made any material change in its method of management, operation, or accounting; (iv) entered into any material transaction, not otherwise disclosed on Schedule 2.06 and attached hereto prior to the Closing; or (v) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

(c)           SARS has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent), except as otherwise disclosed on Schedule 2.06 to be attached hereto prior to the Closing and except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent SARS balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any material assets, properties, or rights, or canceled, or agreed to cancel, any material debts or claims; (iv) made or permitted any material amendment or termination of any contract, agreement, or license to which it is a party; (v) entered into any outstanding rights, warrants, options or agreements for the capital stock of SARS.

SECTION 2.07                                GOVERNMENTAL AND THIRD PARTY CONSENTS

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with SARS and the Merger Subs is required by or with respect to SARS, SARS’ operating subsidiaries (the “Operating Subs”), the Merger Subs in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws; or (ii)  the Nevada General Corporation Laws, the Tennessee Limited Liability Company Act and the Illinois Business Corporation Act of 1983.

SECTION 2.08	LITIGATION

There is no action, suit, investigation, audit or proceeding pending against, or to the Knowledge of SARS, threatened against or affecting, SARS, the Merger Subs or any of their respective assets or properties before any court or arbitrator or any governmental body, agency or official.

SECTION 2.09	INTERESTED PARTY TRANSACTIONS

Except as otherwise disclosed on Schedule 2.09, which shall be attached hereto prior to the Closing, SARS is not indebted to any officer or director of SARS, and no such person is indebted to SARS.

SECTION 2.10                                           COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of SARS, the business of SARS, the Operating Subsidiaries nor the Merger Subs have not been, and are not conducting business in violation of any Applicable Laws.

SECTION 2.11	TAX RETURNS AND PAYMENT

To the Knowledge of SARS, there is no material claim for Taxes that is a Lien against the property of SARS other than Liens for Taxes not yet due and payable, none of which is material.  SARS has not received written notification of any audit of any Tax Return of SARS being conducted or pending by a Tax authority, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by SARS which is currently in effect, and SARS is not a party to any agreement, contract or arrangement with any Tax authority or otherwise,.

SECTION 2.12                                           SECURITY LISTING

It is the intent of SARS to become a fully compliant reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all SARS public filings required under the Exchange Act shall be made.

SECTION 2.13                                           FINDERS’ FEES

SARS has not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Merger Agreement or any transaction contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

The Acquisition Entities hereby represent and warrant to SARS and the Merger Subs as of the date of this Merger Agreement and as of the Effective Time (except as otherwise indicated), as follows:

SECTION 3.01                                           ORGANIZATION, STANDING AND POWER

(a) EI.           EI is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  EI is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

(b) ESDD.                        ESDD is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Tennessee and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  ESDD is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

(c) Alternatech.                                Alternatech is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  Alternatech is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

(d)           AMI.                      AMI is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  AMI is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

(e)           A&P.                      A&P is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  A&P is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

(f)           RJP.   RJP is a privately held corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Merger Agreement and to carry out the transactions contemplated by this Merger Agreement.  RJP is duly qualified to do business as a foreign corporation in each state in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary.

SECTION 3.02                                           CAPITALIZATION

(a)           EI.           There are one thousand (1,000) member units of EI, (the “EI Units”).  As of the date of this Merger Agreement, there were one hundred (100) issued and outstanding EI Units.  It is acknowledged that as of the Closing Date, the individuals named, which shall be disclosed on Schedule 3.02 and attached hereto prior to the Closing, collectively, will own of record and beneficially up to approximately One Hundred (100) of the issued and outstanding EI Units, constituting one hundred percent (100%) of such EI Units. No EI Units have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the exchange of EI Units.   No Person is entitled to any rights with respect to the conversion, exchange or delivery of the EI Units.  The EI Units have been issued in compliance with Applicable Law.

(b) ESDD.                      There are one thousand (1,000) member units of ESDD (the “ESDD Units”).  As of the date of this Merger Agreement, there were one hundred (100) issued and outstanding ESDD Units.  It is acknowledged that as of the Closing Date, the individuals named, which shall be disclosed on Schedule 3.02 and attached hereto prior to the Closing, collectively, will own of record and beneficially up to approximately one hundred (100) of the issued and outstanding ESDD Units, constituting one hundred percent 100% of such ESDD Units. No Alternatech ESDD Units have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the exchange of ESDD Units.   No Person is entitled to any rights with respect to the conversion, exchange or delivery of the ESDD Units.  The ESDD Units have been issued in compliance with Applicable Law.

(c) Alternatech.                                There are one hundred thousand (100,000) shares of Alternatech capital stock authorized, consisting entirely of common stock with no par value (the “Alternatech Common Shares”).  As of the date of this Merger Agreement, there were one hundred seventy eight (178) issued and outstanding Alternatech Common Shares.  It is acknowledged that as of the Closing Date, the entity/individuals named, which shall be disclosed on Schedule 3.02 and attached hereto prior to the Closing, collectively, will own of record and beneficially one hundred percent (100%) of the issued and outstanding Associated Common Shares, constituting one hundred percent (100%) of such shares. No Alternatech Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the exchange of Alternatech Common Shares.   No Person is entitled to any rights with respect to the conversion, exchange or delivery of the Alternatech Common Shares.  The Alternatech Common Shares have been issued in compliance with Applicable Law.

(d)           AMI.                      There are ten thousand (10,000) shares of Associate Mechanical capital stock authorized, consisting entirely of common stock with no par value (the “AMI Common Shares”).  As of the date of this Merger Agreement, there were seventy (70) issued and outstanding AMI Common Shares.  It is acknowledged that as of the Closing Date, the entity/individuals named, which shall be disclosed on Schedule 3.02 and attached hereto prior to the Closing, collectively, will own of record and beneficially one hundred percent (100%) of the issued and outstanding Associated Common Shares, constituting one hundred percent (100%) of such shares. No AMI Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the exchange of AMI Common Shares.   No Person is entitled to any rights with respect to the conversion, exchange or delivery of the AMI Common Shares.  The AMI Common Shares have been issued in compliance with Applicable Law.

(e)           SEI d/b/a A&P.                                There are one hundred thousand (100,000) shares of SEI capital stock authorized, consisting entirely of common stock with no par value (the “SEI Common Shares”).  As of the date of this Merger Agreement, there were one hundred thousand (100,000) issued and outstanding SEI Common Shares.  It is acknowledged that as of the Closing Date, the entity/individuals named, which shall be disclosed on Schedule 3.02 and attached hereto prior to the Closing, collectively, will own of record and beneficially one hundred percent (100%) of the issued and outstanding SEI Common Shares, constituting one hundred percent (100%) of such shares. No SEI Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the purchase of SEI Common Shares.   No Person is entitled to any rights with respect to the conversion, exchange or delivery of the A&P Common Shares.  The SEI Common Shares have been issued in compliance with Applicable Law.

(f)           RJP.                      There are one hundred (100) shares of RJP capital stock authorized, consisting of _______ shares of common stock with no par value (the “RJP Common Shares”).  As of the date of this Merger Agreement, there were fifty one (51) issued and outstanding RJP Common Shares.  It is acknowledged that as of the Closing Date, the entity/individuals named, which shall be disclosed on Schedule 3.02 and attached hereto prior to the Closing, collectively, will own of record and beneficially one hundred percent (100%) of the issued and outstanding RJP Common Shares, constituting one hundred percent (100%)  of such shares. No RJP Common Shares have been reserved for issuance to any Person, and there are no outstanding rights, warrants, options or agreements for the exchange of RJP Common Shares.   No Person is entitled to any rights with respect to the conversion, exchange or delivery of the RJP Common Shares.  The RJP Common Shares have been issued in compliance with Applicable Law.

SECTION 3.03                                           AUTHORITY FOR MERGER AGREEMENT

The execution, delivery and performance of this Merger Agreement by the Acquisition Entities has been duly authorized by all necessary corporate action, and this Merger Agreement constitutes the valid and binding obligation of the Acquisition Entities, enforceable against the Acquisition Entities, in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights.  The execution and consummation of the Merger contemplated by this Merger Agreement and compliance with its provisions by the Acquisition Entities will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, the Acquisition Entities’ Certificates of Incorporation or Bylaws, in each case as amended, or, to the Knowledge of the Acquisition Entities, in any material respect, any indenture, lease, loan agreement or other agreement instrument to which the Acquisition Entities are a party to or by which it or any of them or any of its or their properties are bound, or any decree, judgment, order, statute, rule or regulation applicable to the Acquisition Entities.

SECTION 3.04                                           INVESTIGATION OF FINANCIAL CONDITION

Without in any manner reducing or otherwise mitigating the representations contained herein, SARS, its legal counsel and accountants shall have the opportunity to meet with the accountants and attorneys of the Acquisition Entities to discuss the financial condition of the Acquisition Entities during reasonable business hours and in a manner that does not interfere with the normal operation of business of the Acquisition Entities.  The Acquisition Entities shall make available to SARS all books and records of the Acquisition Entities, with particular specificity, those items listed in schedule 3.04(b).

SECTION 3.05                                           ASSETS

The assets of the Acquisition Entities are fully included in Schedule 3.05 or, if Schedule 3.05 is not available at the Closing, as are included in Schedule 3.04 attached hereto, and such assets are not subject to any claims or encumbrances except as indicated in Schedules 3.04 or 3.05, respectively.

SECTION 3.06                                           MATERIAL CONTRACTS

A list of the material contracts of the Acquisition Entities, in addition to those provided for in Schedule 3.04, are attached hereto as Schedule 3.06, and such contracts shall be made available for inspection within five (5) days prior to the Closing.

SECTION 3.07                                           GOVERNMENTAL OR THIRD PARTY CONSENT

No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with the Acquisition Entities, is required by or with respect to the Acquisition Entities in connection with the execution and delivery of this Merger Agreement or the consummation of the Merger contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under (i) applicable securities laws, , (ii)  the Nevada General Corporation Law, the Illinois Business Corporation Act of 1983 or the Tennessee Business Corporation Act; (iii) existing lending institutions currently having the extension of credit to the Acquisition Entities; (vi) Soy Capital Bank; and (v) the Internal Revenue Service..

SECTION 3.08	LITIGATION

There is no action, suit, investigation, audit or proceeding pending against or, to the Knowledge of the Acquisition Entities, threatened, against or affecting the Acquisition Entities or any of its material assets or properties before any court or arbitrator or any governmental body, agency or official except as disclosed in writing to SARS.

SECTION 3.09                                COMPLIANCE WITH APPLICABLE LAWS

To the Knowledge of the Acquisition Entities, the business of the Acquisition Entities has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which individually or in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect on the Acquisition Entities.

SECTION 3.10                                TAX RETURNS AND PAYMENT

The Acquisition Entities have not filed their Tax Returns, but have filed extensions for filing in their place.  Other than as listed on Schedule 1.01, to the Knowledge of the Acquisition Entities, there is no material claim for Taxes that is a Lien against the property of the Acquisition Entities other than Liens for Taxes not yet due and payable, none of which is material.  The Acquisition Entities have not received written notification of any audit of any Tax Return of the Acquisition Entities being conducted or pending by a Tax authority where an adverse determination could have a Material Adverse Effect on the Acquisition Entities, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Acquisition Entities which is currently in effect, and the Acquisition Entities a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any material amount in excess of the amount reflected on the above referenced the Acquisition Entities’ financial statements.

SECTION 3.11                                           FINDERS’ FEES

The Acquisition Entities have not incurred, nor will it incur, directly or indirectly, any liability for brokers’ or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Merger Agreement or any transaction contemplated hereby.

ARTICLE IV
CERTAIN COVENANTS AND AGREEMENTS

SECTION 4.01	COVENANTS OF THE ACQUISITION ENTITIES

The Acquisition Entities covenant and agree that, during the period from the date of this Merger Agreement until the Closing Date, the Acquisition Entities shall, except as otherwise disclosed in this Merger Agreement and other than as contemplated by this Merger Agreement or for the purposes of effecting the Closing pursuant to this Merger Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the written consent of SARS, which shall be disclosed on Schedule 4.01 prior to the Closing:

(a)	Shall continue to operate in the ordinary course of business;

(b)	shall not amend their Certificate of Incorporation or Bylaws;

(c)
shall not pay or agree to pay to any employee, officer or director compensation that is in excess of the current compensation level of such employee, officer or director other than salary increases or payments made in the ordinary course of business or as otherwise provided in any contracts or agreements with any such employees;

(d)	shall not grant any severance or termination pay to any director, officer or any other employees;

(e)	shall not incur any material indebtedness to any employee, officer or director;

(f)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity;

(g)
shall not sell, transfer, or otherwise dispose of any material assets required for the operations of the Acquisition Entities’ business, except in the ordinary course of business consistent with past practices;

(h)	shall not issue any additional shares of capital stock or take any action affecting the capitalization the company;

(i)	shall not declare or pay any dividends on or make any distribution of any kind ;

(j)
shall use commercially reasonable efforts to comply with and not be in default or violation under any known law, regulation, decree or order applicable to the Acquisition Entities’ business, operations or assets where such violation would have a Material Adverse Effect on the Acquisition Entities; and

(k)	shall use its best efforts to comply with the covenants set forth herein and shall use its best efforts to comply with the conditions precedent as set forth in Section V.

SECTION 4.02	COVENANTS OF SARS

SARS covenants and agrees that, during the period from the date of this Merger Agreement until the Closing Date, SARS shall not, other than as contemplated by this Merger Agreement or for the purposes of effecting the Closing pursuant to this Merger Agreement, conduct its business as presently operated and solely in the ordinary course, and consistent with such operation, and, in connection therewith, without the prior written consent of the Acquisition Entities’, which shall be disclosed on Schedule 4.02 prior to the Closing:

(a)	shall continue to operate in the ordinary course of business;

(b)	shall not amend its Articles of Incorporation or Bylaws other than to change its name to “FAST Technologies, Inc.”;

(c)	shall not merge or consolidate with any other entity or acquire or agree to acquire any other entity; and

(d)	shall not issue any additional shares of SARS’ capital stock or take any action affecting the capitalization of SARS or the SARS Common or Preferred Shares.

SECTION 4.03                                           COVENANTS OF THE PARTIES

(a)           Announcement.  Neither of the Acquisition Entities, on the one hand, nor SARS on the other hand, shall issue any press release or otherwise make any public statement with respect to this Merger Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld), except as may be required by applicable law or securities regulation.  Upon execution of this Merger Agreement, SARS shall issue a press release, which shall be approved promptly by the Acquisition Entities.

(b)           Notification of Certain Matters.  The Acquisition Entities shall give prompt written notice to SARS, and SARS shall give prompt written notice to the Acquisition Entities, of:

(i)           The occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time; and

(ii)           Any material failure of the Acquisition Entities on the one hand, or SARS, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)           Reasonable Best Efforts.  Before the Closing, upon the terms and subject to the conditions of this Merger Agreement, the Parties agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to Applicable Law) to consummate and make effective the Merger and other transactions contemplated by this Merger Agreement as promptly as practicable including, but not limited to:

(i)           The preparation and filing of all forms, registrations and notices required to be filed to consummate the Share Exchange and the Merger, including without limitation, any approvals, consents, orders, exemptions or waivers by any third party or governmental entity; and

(ii)           The satisfaction of the Party's conditions precedent to the Closing.

(d)           Access to Information

(i)           Inspection by the Acquisition Entities.  SARS will make available for inspection by the Acquisition Entities, during normal business hours and in a manner so as not to interfere with normal business operations, all of SARS’ records (including tax records), books of account, premises, contracts and all other documents in SARS’ possession or control that are reasonably requested by the Acquisition Entities to inspect and examine the business and affairs of SARS.  SARS will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of the Acquisition Entities concerning the business and affairs of SARS.  The Acquisition Entities will treat and hold as confidential any information it receives from SARS in the course of the reviews contemplated by this Section 4.03(d).  No examination by the Acquisition Entities will, however, constitute a waiver or relinquishment by the Acquisition Entities of its rights to rely on SARS’ or the SARS Shareholders’ covenants, representations and warranties made herein or pursuant hereto.

(ii)           Inspection by SARS.  the Acquisition Entities will, if requested, make available for inspection by SARS, during normal business hours and in a manner so as not to interfere with normal business operations, all of the records of the Acquisition Entities (including tax records), books of account, premises, contracts and all other documents in their possession or control that are reasonably requested by SARS to inspect and examine the business and affairs of the Acquisition Entities.  The Acquisition Entities will cause its managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of SARS concerning the business and affairs of the Acquisition Entities.  SARS will treat and hold as confidential any information it receives from the Acquisition Entities in the course of the reviews contemplated by this Section 4.03(e).  No examination by SARS will, however, constitute a waiver or relinquishment by SARS of its rights to rely on the Acquisition Entities’ covenants, representations and warranties made herein or pursuant hereto.

ARTICLE V
CONDITIONS PRECEDENT

SECTION 5.01                                CONDITIONS PRECEDENT TO THE PARTIES' OBLIGATIONS

The obligations of the Parties as provided herein shall be subject to each of the following conditions precedent, unless mutually waived in writing by SARS and the Acquisition Entities:

(a)           Consents, Approvals.  The Parties shall have obtained all necessary consents and approvals of their respective boards of directors, and all consents, approvals and authorizations required under their respective charter documents, and all material consents, including any material consents and waivers by the Parties’ respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Merger Agreement.

(b)           Shareholder Approval.  This Merger Agreement and the transactions contemplated hereby shall have been approved by the shareholders of the Acquisition Entities in accordance with the applicable provisions of the Nevada Revised Statutes, Illinois Business Corporation Act of 1983 and their respective corporate bylaws.

(c)           Absence of Certain Litigation.  No action or proceeding shall be threatened or pending before any governmental entity or authority which, in the reasonable opinion of counsel for the Parties, is likely to result in a restraint, prohibition or the obtaining of damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

(e) Merger Subsidiary Formation.  SARS shall have formed the Merger Subs as its wholly owned subsidiaries prior to the Closing Date.

SECTION 5.02	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
SARS

The obligations of SARS on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by SARS:

(a) The Clarence Group, LLC.  SARS shall have resolved all outstanding issues related to the Clarence Group, LLC and William L. Bates; specifically, the outstanding issues related to the promissory note issued from SARS to The Clarence Group, LLC dated July 1, 2008 (the “Clarence Issues”).  In the event SARS has not resolved the Clarence Issues, this Merger Agreement shall be unwound in accordance with Section 6.01(d).

(b) Consents and Approvals.  The Acquisition Entities shall have obtained all material consents, including any material consents and waivers by the Acquisition Entities’ lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Merger Agreement.

(c)           Representations and Warranties.  The representations and warranties by the Acquisition Entities in Article III herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Merger Agreement.

(d)           Performance.  The Acquisition Entities shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(e)           Proceedings and Documents.  All corporate, company and other proceedings in connection with the transactions contemplated by this Merger Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to SARS and its counsel, and SARS and its counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may request.

(f)           Certificate of Good Standing.  The Acquisition Entities shall have delivered to SARS their respective and individual certificates as to their good standing certified by the Secretary of State of Illinois or the Tennessee Department of State on or within fourteen (14) days prior to the Closing Date.

(g)           Material Changes.  Except as contemplated by this Merger Agreement, since the date hereof, the Acquisition Entities shall not have suffered a Material Adverse Effect, and, without limiting the generality of the foregoing, there shall be no pending litigation to which the Acquisition Entities is a party which is reasonably likely to have a Material Adverse Effect on the Acquisition Entities.

(h)           Due Diligence.  SARS shall have completed to its own satisfaction due diligence in relation to the Acquisition Entities, except that this shall cease to be a condition precedent unless on or prior to the Closing Date (unless in the event the Extension is triggered, and therefore, up to sixty (60) days following the Closing Date), SARS shall have delivered a written notice stating that it is not satisfied with the results of its due diligence. The Acquisition Entities shall use their best efforts to provide complete and accurate information requested by SARS in conducting the due diligence.

(i)           Employment Agreement.  Prior to the Closing Date of the Merger Agreement, SARS, Frank Bonadio and Mark Swank shall mutually agree to and execute terms of employment by SARS.

(j)           Financial Statements.  No less than one (1) week prior to the Closing, the Acquisition Entities shall have delivered to SARS the financial statements and report of the Acquisition Entities’ independent registered public accountant.

SECTION 5.03	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
THE ACQUISITION ENTITIES

The obligations of the Acquisition Entities on the Closing Date as provided herein shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent, unless waived in writing by the Acquisition Entities:

(a) Consents and Approvals.  SARS and the Merger Subs shall have obtained all material consents, including any material consents and waivers of its respective lenders and other third parties, if necessary, to the consummation of the transactions contemplated by this Merger Agreement.

(b) Representations and Warranties.  The representations and warranties by SARS and the Merger Subs in Article II herein shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except to the extent that any changes therein are specifically contemplated by this Merger Agreement.

(c) Performance.  SARS and the Merger Subs shall have performed and complied in all material respects with all agreements to be performed or complied with by it pursuant to this Merger Agreement prior to or at the Closing.

(d) Proceedings and Documents.  All corporate, company and other proceedings in connection with the transactions contemplated by this Merger Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Acquisition Entities and its counsel, and the Acquisition Entities and their counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(e) Certificates of Good Standing.  SARS shall have delivered to the Acquisition Entities a certificate as to its good standing in the State of Nevada, and the Merger Subs shall have delivered to SARS the Acquisition Entities a certificate as to their good standing in the State of Nevada, in each case certified by the Secretary of State not more than fourteen (14) business days prior to the Closing Date.

(f) Material Changes.  Except as contemplated by this Merger Agreement, since the date hereof, neither SARS and the Merger Subs shall have suffered a Material Adverse Effect and, without limiting the generality of the foregoing, there shall be no pending litigation to which SARS and/or the Merger Subs are a party which is reasonably likely to have a Material Adverse Effect on the Parties.

(g) Financing. SARS shall have secured the Financing to its own satisfaction prior to Closing.

(h) Due Diligence.                                the Acquisition Entities shall have completed to its own satisfaction due diligence in relation to SARS, except that this shall cease to be a condition precedent unless on or prior to the Closing Date (unless in the event the Extension is triggered, and therefore, up to sixty (60) days following the Closing Date), the Acquisition Entities shall have delivered a written notice stating that it is not satisfied with the results of its due diligence;

(i) Status of SARS.  SARS intends make the proper filings in order to be a fully compliant reporting public company under the Exchange Act, as proscribed by the Securities Exchange Commission, following the Closing of this Merger Agreement.

(j) SARS Principal Shareholders’ Holdings.  On the date of the Closing, the individuals listed, which shall be disclosed on Schedule 2.03 prior to the Closing, shall own up to approximately ten million (10,000,000) of SARS Common Shares.

(k) SARS Board of Directors.  At the Effective Time of the Merger the officers and members of the board of directors of SARS shall consist of the persons designated, which shall be disclosed on Schedule 5.03(j) prior to the Closing.

(l) Employment Agreement.  Prior to the Closing Date of the Merger Agreement, SARS, Frank Bonadio and Mark Swank shall mutually agree voluntarily terminate their existing employment agreements with Acquisition Entities and to and execute terms of employment by SARS..

(l)           Financial Records.  SARS shall use their best efforts to provide true and accurate information relating to its assets, liabilities, condition (financial, or otherwise) for investigation by the Acquisition Entities.

(m)           Loans.   Mark Swank and Susan Swank shall have the right to accept or reject the assumption of any existing loan or extension of any new loan to the extent such assumption or extension of any such loan includes their personal guaranty.

ARTICLE VI
TERMINATION

SECTION 6.01                                           TERMINATION, UNWINDING

This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

(a)           The mutual written consent of the Boards of Directors of SARS and the Acquisition Entities;

(b)           Either SARS, on the one hand, or the Acquisition Entities, on the other hand, if any governmental entity or court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties shall use their commercially reasonable best efforts to lift), which restrains, enjoins or otherwise prohibits the Share Exchange or the Merger or the issuance of the Merger Shares as contemplated herein and such order, decree, ruling or other action shall have become final and non-appealable;

(c) Either SARS, on the one hand, or the Acquisition Entities, on the other hand, in the event of the rejection of due diligence, and that rejection may not be cured within thirty (30) calendar days after the giving of written notice by one Party to the other Party.

(d) SARS, if the Acquisition Entities shall have breached any of its or his representations, warranties, covenants or other agreements contained in this Merger Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by SARS to the Acquisition Entities, or by SARS, if it is not satisfied with the results of its due diligence investigation and it so notifies the Acquisition Entities on or before Closing Date (unless in the event the Extension is triggered, and therefore, up to sixty (60) days following the Closing Date);

(e) The Acquisition Entities, if SARS shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Merger Agreement, and the breach cannot be or has not been cured within thirty (30) calendar days after the giving of written notice by the Acquisition Entities to SARS, or by the Acquisition Entities if it is not satisfied with the results of its due diligence investigation and it so notifies SARS on or before Closing Date (unless in the event the Extension is triggered, and therefore, up to sixty (60) days following the Closing Date);

(f) Without any action on the part of the Parties if required by Applicable Law or if the Closing shall not be consummated by the Closing Date (unless in the event the Extension is triggered, and therefore, up to sixty (60) days following the Closing Date), unless extended by written agreement of SARS and the Acquisition Entities; or

(g) At any time whatsoever during the seven (7) years following the Closing of this Merger Agreement, this Merger Agreement may be cancelled and unwound by either of the Parties should any third party creditors of SARS present any act or action which would jeopardize the ownership of the Acquisition Entities’ assets by SARS.  In the event of cancellation and unwinding of this Merger Agreement by either of the Parties, as provided herein, this Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parties, and such cancellation and unwinding shall not relieve any party hereto for any intentional breach prior to such cancellation and unwinding by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in this Merger Agreement.  In the event of cancellation and unwinding of this Merger Agreement, (i) the Acquisition Entities agree to make a good faith effort to return all consideration tendered and delivered by SARS, as detailed in Section 1.01 of this Merger Agreement; and (ii) SARS agrees to return the Merger Shares and the assets of the Acquisition Entities.

SECTION 6.02                                           EFFECT OF TERMINATION

If this Merger Agreement is terminated as provided in Section 6.01, written notice of such termination shall be given by the terminating Party to the other Party specifying the provision of this Merger Agreement pursuant to which such termination is made, this Merger Agreement shall become null and void and there shall be no liability on the part of SARS, the Acquisition Entities, provided, however, that  (a) the provisions of Article VII hereof shall survive the termination of this Merger Agreement, (b)  nothing in this Merger Agreement shall relieve any Party from any liability or obligation with respect to any willful breach of this Merger Agreement and (c) termination shall not affect accrued rights or liabilities of any party at the time of such termination.

ARTICLE VII
CONFIDENTIALITY

SECTION 7.01                                           CONFIDENTIALITY

SARS, on the one hand, and the Acquisition Entities, on the other hand, will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to Section 4.03(e) hereof (except for any information disclosed to the public pursuant to a press release authorized by the Parties); and in the event the Closing does not occur or this Merger Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, or (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time.

ARTICLE VIII
INDEMNIFICATION

SECTION 8.01                                           INDEMNIFICATION BY SARS

SARS shall indemnify, defend and hold harmless each of the Acquisition Entities, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of the Acquisition Entities, any subsidiary or affiliate thereof or an employee of SARS, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “Acquisition Entities Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Merger Agreement by SARS or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing,  or (ii) omission or conduct of any officer, director or agent of SARS or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing.  Any SARS Indemnified Party wishing to claim indemnification under this Section 8.01, upon learning of any such claim, action, suit, proceeding or investigation, shall notify SARS in writing, but the failure to so notify shall not relieve SARS from any liability that it may have under this Section 8.01, except to the extent that such failure would materially prejudice SARS.

SECTION 8.02	INDEMNIFICATION BY THE ACQUISITION COMPANIES

The Acquisition Entities shall indemnify, defend and hold harmless each of SARS, any subsidiary or affiliate thereof and each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a shareholder, officer, director or partner of SARS, any subsidiary or affiliate thereof or an employee of SARS, any subsidiary or affiliate thereof and their respective heirs, legal representatives, successors and assigns (the “SARS Indemnified Party” collectively, the “SARS Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual third party claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) any material breach of this Merger Agreement by the Acquisition Entities, or any subsidiary or affiliate thereof, including but not limited to failure of any representation or warranty to be true and correct at or before the Closing, or (ii) omission or conduct of any officer, director or agent of the Acquisition Entities or any subsidiary or affiliate thereof prior to the Closing, whether asserted or claimed prior to, at or after, the Closing.  Any SARS Indemnified Party wishing to claim indemnification under this Section 8.02, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Acquisition Entities in writing, but the failure to so notify shall not relieve the Acquisition Entities s from any liability that it may have under this Section 8.02, except to the extent that such failure would materially prejudice the Acquisition Entities.

SECTION 8.03                                           INDEMNIFICATION OF EXCHANGE AGENT

The Parties (for the purposes of this Section 8.03, the “Indemnitors”) agree to indemnify the Exchange Agent and his employees and agents (collectively, the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees, or any of them, may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees, or any one of them, arising out of or relating in any way to the Exchange Agent’s service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of any of the Indemnitees.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01                                           EXPENSES

Except as contemplated by this Merger Agreement, all costs and expenses incurred in connection with this Merger Agreement and the consummation of the Merger contemplated by this Merger Agreement shall be paid by the Party incurring such expenses.

SECTION 9.02                                           GOVERNING LAW

Except to the extent that the laws of the State of Nevada, the State of Illinois and Tennessee are mandatorily applicable to the Merger and/or this Merger Agreement, the governing law shall be the laws of the State of Washington, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

SECTION 9.03                                           VENUE

The Parties agree that any action on this Agreement shall be brought in a court of competent jurisdiction located in the State of Washington.

SECTION 9.04                                           NOTICES

All notices and other communications under this Merger Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)           If sent by reputable overnight air courier (such as Federal Express), two (2) business days after being sent;

(b)           If sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clause (a) above, when transmitted and receipt is confirmed by the fax machine; or

(c)	If otherwise actually personally delivered, when delivered.

All notices and other communications under this Merger Agreement shall be sent or delivered as follows:

If to the Acquisition Entities, to:

Environmental Insulation, Inc.
ESDD, LLC,
Alternatech, Inc.,
Swank Enterprises, Inc. d/b/a Art and Print, Inc.,
Associated Mechanical, Inc.,
R.J. Power Plumbing & Heating Company
Attn: Mark Swank
2462 Washington Road
Washington, IL 61571

with a copy to (which shall not constitute notice):

Kenneth E. Davies
The Law Office of Kenneth E. Davies
910 West Glen Avenue
Peoria, Illinois 61614
Telephone: 309-689-0858
Facsimile: 309-689-0867

If to SARS and/or the Shareholders, to:

SARS Corporation
Attn: Geoff Meagher, CEO, Chairman
601 108th Ave NE, Suite 1908
Bellevue, WA 98004

with a copy to (which shall not constitute notice):

David M. Otto
The Otto Law Group, PLLC
601 Union St., Suite 4500
Seattle, WA 98101
Telephone: 206-262-9545
Facsimile: 206-262-9513

Each Party may change its address by written notice in accordance with this Section.

SECTION 9.045                                            ENTIRE AGREEMENT

This Merger Agreement (including the documents and instruments referred to in this Merger Agreement) contains the entire understanding of the Parties with respect to the subject matter contained in this Merger Agreement, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the Parties, oral or written, respecting such subject matter.

SECTION 9.06                                ASSIGNMENT

Neither this Merger Agreement nor any of the rights, interests or obligations under this Merger Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided that in no event may the right to indemnification provided by Article VIII hereto be assigned by any of the Parties, with or without consent, except by operation of law.  Subject to the immediately foregoing sentence of this Section 9.06, this Merger Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors, assigns, heirs and representatives.

SECTION 9.07                                COUNTERPARTS

This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall be considered one and the same agreement.

SECTION 9.08                                NO THIRD PARTY BENEFICIARIES

Except as expressly provided by this Merger Agreement, nothing herein is intended to confer upon any person or entity not a Party to this Merger Agreement any rights or remedies under or by reason of this Merger Agreement.

SECTION 9.09                                RULES OF CONSTRUCTION

The Parties agree that they have been represented by counsel during the negotiation and execution of this Merger Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

 [Remainder of page left intentionally blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Merger Agreement as of the date first above written.

SARS CORPORATION

By:	/s/Geoff Meagher
Name:	Geoff Meagher
Title:	Chief Executive Officer, Chairman

ENVIRONMENTAL INSULATION, LLC

By:	/s/Mark Swank
Name:	Mark Swank
Title:                      Manager

ESDD, LLC

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:                      Manager

ALTERNATECH, INC.

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:	President

ASSOCIATED MECHANICAL, INC.

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:	President

SWANK ENTERPRISES, INC. d/b/a ART & PRINT, INC.

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:	President

R.J. POWER PLUMBING & HEATING COMPANY

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:                      President

EI ACQUISITION CORP.

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:                      President

ESDD ACQUISITION CORP.

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:                      Manager

ALTERNATECH ACQUISITION CORP.

By:
By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:	President

AMI ACQUISITION CORP.

By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:	President

RJP ACQUISITION CORP.

By:
By:	/s/Frank Bonadio
Name:	Frank Bonadio
Title:	President

Schedule 1.01(e)

Liabilities of the Acquisition Entities

Lines of Credit
Balance
T. A. Brinkoetter & Sons, Inc.
Soy Capital Bank - Line of Credit	886,787.02
Soy Capital Bank - Mortgage	354,622.75
Soy Capital Bank - Line of Credit	1,600,000.00

RJ Power Plumbing & Heating Company
Associated Bank
9001	1,888,178.37
9002	1,000,000.00

Associated Mechanical, Inc.
Associated Bank
9009	919,500.00
9010	558,417.46
9011	495,000.00

Art & Print, Inc.
Southside Bank Business	478,908.00

Total LOC	8,181,413.60

Loans
Balance
T. A. Brinkoetter & Sons, Inc.
Soy Capital Bank - 06 Chevy C1500 P/U	3,416.23
Soy Capital Bank - 06 Chevy C1500 P/U	3,898.51
Soy Capital Bank - 06 Chevy G30 Van	5,911.76
Soy Capital Bank - 07 Chevy C1500 P/U	2,178.66
Soy Capital Bank - 07 Chevy C1500 P/U	17,119.76

GMAC - 08 Chevy Impala	21,854.43
GMAC - 05 Chevy Impala	10,500.15
GMAC - 08 Chevy Malibu	18,958.64
GMAC - 08 Chevy Silverado	29,232.18

RJ Power Plumbing & Heating Company

Associated Mechanical, Inc.
GMAC (3 vehicles)
Cat Financial ( 5 Scissor Lifts)

Art & Print, Inc.
Southside Bank	478,908.89

Alternatech, Inc.
None

Total Loans	591,979.21

Aggregate LOC & Loans	8,773,392.81

Schedule 1.09

Certificates Representing the Merger Shares

Schedule 2.03

Beneficial Owners of SARS Corporation

Schedule 2.06

Material Transactions, Obligations, Liabilities of SARS Corporation
(listed below if applicable, otherwise, N/A)

Schedule 2.09

Indebtedness to the Officers and Directors of SARS Corporation
(listed below if applicable, otherwise, N/A)

Schedule 3.02

Beneficial Owners of the Acquisition Entities

1.	Environmental Insulation, LLC

2.	Environmental Systems Distribution & Design, LLC

3.	Alternatech, Inc.

4.	Swank Enterprises, Inc.(“SEI) d/b/a Art & Print, Inc.

5.	Associated Mechanical, Inc. (“AMI”)

6.	R.J. Power Plumbing & Heating Company

Schedule 3.04

Financial Statements

1.	3 year financial statements (detailed schedule re all debt, receivables, furniture fixtures and equipment and collateral)

2.	Current year plus “stub” period

3.	3 year revenue projections (SARS and Acquisition Entities built in)

Schedule 3.05

Assets of the Acquisition Entities

Schedule 3.06

Material Contracts of the Acquisition Entities

Schedule 4.01

Changes to Ordinary Course of Business by the Acquisition Entities
(listed below if applicable, otherwise, N/A)

Schedule 4.02

Changes to Ordinary Course of Business by SARS Corporation
 (listed below if applicable, otherwise, N/A)

Schedule 5.03(j)

Officers and Directors of SARS Corporation

Directors and Officers of SARS prior to the Closing

1.	Geoff Meagher: Chief Executive Officer, President, Chairman

2.	David M. Otto: Secretary, Treasurer, Director

3.	Clayton Shelver: Chief Technology Officer, Director

Directors and Officers of SARS following the Closing

1.	Mark Swank: Chairman, Director

2.	Frank Bonadio: President, Director, Chief Executive Officer

3.	Phillip Heinz: Chief Financial Officer

4.	Clayton Shelver: Chief Technology Officer, Director

5.	Geoff Meagher: Director

6.	David M. Otto: Director